Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

December 9, 2009

AOL Inc.

770 Broadway

New York, NY 10003

Ladies and Gentlemen:

We have acted as counsel to AOL Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of shares of Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the AOL Inc. 2010 Stock Incentive Plan (the “Plan”). Subject to certain adjustments as provided in the Plan, the number of shares of Common Stock available for issuance under the Plan (the “Shares”) is equal to the sum of (i) 10,500,000 plus (ii) the aggregate number of shares of Common Stock subject to the Converted Awards (as defined in the Plan).

We have examined the Registration Statement, the Plan and a form of the share certificate representing the Common Stock. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In rendering the opinion set forth below, we have also assumed the proper filing of the Amended and Restated Certificate of Incorporation of the Company (the “Restated Charter”) with the Secretary of State of the State of Delaware, in the form that such Restated Charter was approved by the Company’s board of directors on November 20, 2009, with such Restated Charter being effective upon the distribution of the Common Stock by Time Warner Inc. in connection with the Company’s spin-off from Time Warner Inc.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP